Exhibit 4.1

CERTAIN INFORMATION IDENTIFIED WITH THE FOLLOWING MARK: [***] HAS BEEN OMITTED FROM THIS EXHIBIT BECAUSE IT IS BOTH (i) NOT MATERIAL AND (ii) WOULD LIKELY BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

THIS INSTRUMENT AND THE RIGHTS AND OBLIGATIONS EVIDENCED HEREBY ARE SUBORDINATE IN THE MANNER AND TO THE EXTENT SET FORTH IN THAT CERTAIN SUBORDINATION AGREEMENT (AS AMENDED, RESTATED, AMENDED AND RESTATED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME IN ACCORDANCE WITH THE TERMS THEREOF, THE “SUBORDINATION AGREEMENT”), DATED AS OF February 4, 2022 AMONG The Jerry and Lisa Morris Revocable Trust dated November 18, 2002 AND Jeffrey Posner, as the holders of the Subordinated Debt (TOGETHER WITH THEIR SUCCESSORS AND ASSIGNS, INDIVIDUALLY AND COLLECTIVELY, the “Subordinated Creditor”), POST ROAD ADMINISTRATIVE LLC, A DELAWARE LIMITED LIABILITY COMPANY, as the ADMINISTRATIVE Agent for the Post Road Lenders (in such capacity, together with its successors and assigns, the “Post Road Agent”), and T3 COMMUNICATIONS, INC., a NEVADA CORPORATION (the “Borrower”), AND EACH HOLDER OF THIS INSTRUMENT, BY ITS ACCEPTANCE HEREOF, SHALL BE BOUND BY THE PROVISIONS OF THE SUBORDINATION AGREEMENT.

UNSECURED ADJUSTABLE PROMISSORY NOTE

(US$2,000,000.00)	New York, New York	Date: February 4, 2022

FOR VALUE RECEIVED, the undersigned, T3 COMMUNICATIONS, INC., a Nevada corporation located at 825 W. Bitters, Suite 104, San Antonio, Texas 78216 (the “Maker”), hereby promises to pay to the order of (SELLER) (the “Payee”), the principal sum of TWO MILLION and NO/100 UNITED STATES DOLLARS ($2,000,000.00), subject to adjustment as set forth herein, in lawful money of the United States of America, together with interest thereon as set forth herein.

1. Definitions. This Unsecured Adjustable Promissory Note (this “Note”) is being issued pursuant to the terms of that certain Equity Purchase Agreement, dated as of February 4, 2022 by and among Maker and Payee (the “Equity Purchase Agreement”) pursuant to which Maker is purchasing all of the outstanding equity interests of NEXT LEVEL INTERNET, INC., a California corporation (the “Company”). Unless context requires otherwise, capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Equity Purchase Agreement.

2. Interest. Interest on this Note shall accrue on the unpaid principal balance hereof from time to time outstanding at the rate of ZERO PERCENT (0.00%) per annum (the “Base Rate”), computed on a year consisting of 360 days. Upon the occurrence of and during the continuation of an Event of Default (as hereinafter defined), this Note shall bear interest at a rate equal to the Base Rate plus EIGHTEEN PERCENT (18.00%) per annum (the “Default Rate”); provided, however, that the rate of interest (either Base Rate or Default Rate) accruing and payable from time to time shall never exceed the Highest Lawful Rate (as hereinafter defined). In the event that the rate of interest (either Base Rate or Default Rate) accruing and payable at any time would exceed the Highest Lawful Rate at any time, such interest rate shall be reduced to the Highest Lawful Rate. Notwithstanding any other provision of this Note, Payee does not intend to charge, and Maker shall not be required to pay any interest or other fees or charges in excess of the maximum permitted by applicable law; and any payments in excess of such maximum permitted amount shall be refunded to Maker or credited to reduce principal hereunder.

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3. Payments. This Note shall be payable in eight equal quarterly installments of TWO HUNDRED FIFTY THOUSAND and NO/100 UNITED STATES DOLLARS ($250,000.00) (each, an “Installment Payment”), subject to adjustment as set forth herein, commencing on June 4, 2022 and continuing on each following March 7, June 4, September 4 and December 5 (each, an “Installment Payment Date”) until and including March 7, 2024 (the “Maturity Date”), at which time all remaining principal and accrued and unpaid interest shall be payable in full. If any payment on this Note shall become due on a date other than a Business Day (as hereinafter defined) then such payment shall be due on the first Business Day that follows such payment due date. Payee hereby waives any and all demands, claims, suits, actions, causes of action, proceedings, assessments and rights in respect of (i) the portion of this Note or any Installment Payment that is reduced as a result of the Revenue Assurance Adjustment Amount (as defined below), including any rights arising from any past or present actual or alleged default or event of default relating to the portion of this Note or any Installment Payment that is reduced as a result of such Revenue Assurance Adjustment Amount, (ii) amounts paid, or deemed to have been paid or forgiven under this Note, including any rights arising from any past or present actual or alleged default or event of default relating to the amounts paid or deemed to have been paid or forgiven under this Note, and (iii) any principal or interest payments in excess of the amounts as provided herein and hereunder. For purposes hereof, “Business Day” shall mean any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are required by law or other governmental action to close.

4. Adjustment of Principal Amount and Installment Payments. The principal amount due under this note and the Installment Payments shall be subject to adjustment as follows:

(a) The aggregate principal amount of this Note and the Installment Payment due and payable shall be reduced on each Installment Payment date by an amount (the “Revenue Assurance Adjustment Amount”) equal to (OWNERSHIP PERCENTAGE) times (i) the Target MRC for the Installment Payment Date set forth below (the “Target MRC”) minus (ii) the MRC relating to the Customer Contracts for the fiscal quarter ended as of such Installment Payment Date (the “Calculation Period”):

Installment Payment Date	Target MRC

April 30, 2022	$	***
July 31, 2022	$	***
October 31, 2022	$	***
January 31, 2023	$	***
April 30, 2023	$	***
July 31, 2023	$	***

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For the avoidance of doubt, there shall be no adjustment hereunder in the event that actual MRC exceeds the Target MRC. For the purposes of determining whether a Revenue Assurance Adjustment Amount is required as of any Installment Payment Date, MRC for the Calculation Period shall include (without duplication) all MRC relating to Customer Contracts that are lost or not renewed as a result of the negligence of Maker in the migration of the Customer Base to Maker’s platform or as a result of changes in the channel partner agreements of the Business as of the date hereof.

(b) Maker will use commercially reasonable efforts to migrate the Customer Base to Maker’s platform within a reasonable period of time after the date hereof. Maker shall have sole discretion with regards to all matters relating to the operation of the Business; provided, that Maker shall not, directly or indirectly, take any actions in bad faith for the purpose of increasing the Revenue Assurance Adjustment Amounts hereunder.

(c) The MRC for each Calculation Period shall be determined in good faith by Maker, after elimination of all intercompany amounts, unearned payments, and uncollectable accounts and a computation of any Revenue Assurance Adjustment Amount shall be provided to Payee with each Installment Payment.

(i) If Payee does not notify Maker of any dispute within 30 days after Maker provides Payee with notice of a Revenue Assurance Adjustment Amount (the “Review Period”), such Revenue Assurance Adjustment Amount and the reduction in the principal amount of this Note and the Installment Payment due on such Installment Payment Date shall be final and binding on Maker and Payee.

(ii) If Payee gives Maker written notice of any dispute regarding the calculation of the Revenue Assurance Adjustment Amount before expiration of the Review Period (a “Dispute”), then Payee and Maker shall attempt in good faith to agree on the Revenue Assurance Adjustment Amount. If Payee and Maker reach agreement with respect to the Revenue Assurance Adjustment Amount, the principal amount of this Note and the Installment Payment shall be adjusted to reflect such agreement and, as so adjusted, shall be final and binding on Maker and Payee. If Payee and Maker are unable to resolve any Dispute within 30 days after Payee notifies Maker of a Dispute, Maker and Payee will engage a mutually agreed upon independent public accounting firm that has no prior relationship with Maker or Payee (the “Independent Accountant”) to resolve, exclusively, such Dispute. The Independent Accountant shall make its determination regarding such Dispute by calculating the MRC for the Calculation Period based upon the books and records of the Company. The decision of the Independent Accountant with respect to the Dispute shall be provided in writing and, if possible, within 10 days after the engagement of the Independent Accountant and shall be final and binding on all parties for all purposes. The Revenue Assurance Adjustment Amount and the principal amount of this Note and the Installment Payment payable on such Installment Payment Date shall be revised, if necessary, to reflect the final determination by the Independent Accountant and, as so revised, shall be final and binding on Maker and Payee. The fees, costs and expenses of the Independent Accountant (i) will be borne by Payee, in the proportion that the aggregate dollar amount of the total Dispute that is unsuccessfully disputed by Payee (as finally determined by the Independent Accountant), and (ii) will be borne by Maker in the proportion that the aggregate dollar amount of the total Dispute that is successfully disputed by Payee (as finally determined by the Independent Accountant).

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(d) For the purposes of this Note, the following terms have the meanings set forth below:

“Customer Base” means (i) all Persons with whom the Company has contracted to provide goods or services, licensed the use of software or provided goods, services or software provided by the Company in the Business within the three years prior to the Closing Date, (ii) all Persons with whom the Company or any Person acting on behalf of the Company has proposed the sale of goods or services or the license of software, solicited the purchase of goods or services or the license of software, or otherwise directly communicated an offer to sell or solicitation of an offer to purchase or contract for goods, services or software offered by the Company in the Business within the three years prior to the Closing Date; and (iii) any other Person identified in writing by the Company as a prospective or potential buyer of goods or services or licensor of software provided by the Company in the Business as of the Closing Date.

“Customer Contract” means (i) any Contract between the Company and any member of the Customer Base, (ii) any Contract executed by the Company or Maker with a member of the Customer Base after the date hereof, and (iii) any Contract relating to the Business executed by the Company or Maker after the date hereof (A) as a result of the efforts of an Employee or (B) through a channel partner of the Business as of the date hereof.

“MRC” means the Monthly Reoccurring Charge under a Customer Contract, excluding charges for taxes, regulatory fees, additional set-up fees, equipment purchases or lease, and consulting fees.

5. Priority. THE PAYMENT OF THE PRINCIPAL OF, AND INTEREST ON, AND ALL OTHER AMOUNTS OWING IN RESPECT OF THE INDEBTEDNESS EVIDENCED BY, THIS NOTE, IS AND SHALL BE EXPRESSLY SUBORDINATED, TO THE EXTENT AND IN THE MANNER SET FORTH IN ANY SUBORDINATION AGREEMENT EXECUTED CONTEMPORANEOUSLY HEREWITH OR HEREAFTER, AMONG MAKER, PAYEE AND POST ROAD ADMINISTRATIVE LLC, ITS SUCCESSORS OR ASSIGNS, OR ANY OTHER HOLDER OF SENIOR INDEBTEDNESS (BEING HEREINAFTER COLLECTIVELY REFERRED TO AS, “LENDERS”, AND ANY SUCH AGREEMENT BEING HEREINAFTER REFERRED TO AS THE “SUBORDINATION AGREEMENT”). IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS HEREOF AND THE TERMS OF THE SUBORDINATION AGREEMENT, THE SUBORDINATION AGREEMENT SHALL GOVERN AND CONTROL. THE PROVISIONS OF THIS SECTION 5 SHALL CONSTITUTE A CONTINUING REPRESENTATION TO ALL PERSONS WHO, IN RELIANCE UPON SUCH PROVISIONS, BECOME OR CONTINUE TO BE LENDERS, AND SUCH PROVISIONS ARE MADE FOR THE BENEFIT OF THE LENDERS, AND SUCH LENDERS ARE HEREBY MADE THIRD-PARTY BENEFICIARIES HEREUNDER THE SAME AS IF THEIR NAMES WERE WRITTEN HEREIN AS SUCH, AND THEY OR ANY OF THEM MAY PROCEED TO ENFORCE SUCH PROVISIONS AGAINST PAYEE WITHOUT THE NECESSITY OF JOINING MAKER AS A PARTY. MAKER MAY INCUR SENIOR INDEBTEDNESS, INCLUDING BY MEANS OF NEW LOAN AGREEMENTS OR RELATED INSTRUMENTS OR AMENDMENT TO EXISTING LOAN AGREEMENTS OR RELATED INSTRUMENTS, FROM TIME TO TIME IN SUCH AMOUNTS AND UPON SUCH TERMS AS IT MAY DEEM APPROPRIATE, ALL WITHOUT THE CONSENT OR APPROVAL OF PAYEE. MAKER AND PAYEE AGREE (A) TO EXECUTE AND DELIVER TO ANY LENDER SUCH SUBORDINATION AGREEMENTS AND OTHER INSTRUMENTS AND AGREEMENTS, PROVIDED THAT (I) NOTHING THEREIN IS INCONSISTENT WITH THE FIRST SENTENCE OF THIS SECTION 5 AND (II) THE INCLUSION OF TERMS AND CONDITIONS THEREIN THAT ARE MATERIALLY LESS FAVORABLE TO PAYEE THAN THE TERMS AND CONDITIONS OF THE SUBORDINATION AGREEMENT AND ANY OTHER INSTRUMENTS AND AGREEMENTS THEN IN EFFECT MUST BE APPROVED BY PAYEE, WHICH APPROVAL WILL NOT BE UNREASONABLY WITHHELD, AND (B) TO TAKE SUCH OTHER ACTION, AS ANY LENDER SHALL REQUIRE TO EVIDENCE THE SUBORDINATION OF THIS NOTE TO ANY SENIOR INDEBTEDNESS. THE TERM “SENIOR INDEBTEDNESS” SHALL MEAN ALL INDEBTEDNESS OF MAKER AND ITS SUBSIDIARIES TO ANY BANK OR OTHER FINANCIAL INSTITUTION OR ANY OTHER ENTITY PROVIDING ANY LOAN, CREDIT FACILITY, LETTER OF CREDIT OR OTHER FORM OF INDEBTEDNESS TO AND FOR THE BENEFIT OF MAKER AND ITS SUBSIDIARIES AS BORROWER OR EQUIVALENT THEREUNDER AND ANY REFINANCING OR REPLACEMENT OF SUCH SENIOR INDEBTEDNESS.

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6. Right of Setoff. Maker shall have the right to withhold and set off against any amount due hereunder any amounts payable by Payee to Maker under the Equity Purchase Agreement.

7. Prepayment. This Note may be prepaid in whole or in part at any time without premium or penalty. Any such prepayment shall be applied first to accrued and unpaid interest and the balance, if any, shall be applied to the principal amount then outstanding.

8. Default. Upon the occurrence and continuation of an Event of Default, at Payee’s option, the entire remaining principal balance of this Note shall become immediately due and payable, without presentment, demand, protest, or other notice of any kind, all of which are expressly waived by Maker. In addition, upon an Event of Default hereunder, Payee shall have all the rights and remedies provided by Law. For the purposes of this Note, each of the following shall be considered an “Event of Default”:

(a) Failure of Maker to pay when due any payment of principal or interest on this Note and such failure continues for five Business Days after Payee notifies Maker thereof in writing; provided, however, that the exercise by Maker in good faith of its right of setoff pursuant to Section 5 above, whether or not ultimately determined to be justified, shall not constitute an Event of Default;

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(b) Maker, pursuant to or within the meaning of the United States Bankruptcy Code or any other federal or state law relating to insolvency or relief of debtors (“Bankruptcy Law”), (i) commences a voluntary case or proceeding, (ii) consents to the entry of an order for relief against it in an involuntary case, (iii) consents to the appointment of a trustee, receiver, assignee, liquidator or similar official, (iv) makes an assignment for the benefit of its creditors, or (v) admits in writing its inability to pay its debts as they become due;

(c) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (i) appoints a trustee, receiver, assignee, liquidator or similar official for Maker or substantially all of Maker’s properties or (ii) orders the liquidation of Maker, and in each case the order or decree is not dismissed within 90 days;

(d) the consolidation or merger of Maker with any person other than an Affiliate of Maker, the sale of all or substantially all of the assets of Maker to a person other than an Affiliate of Maker, or the acquisition by a person other than an Affiliate of Maker of more than 50% of the capital stock of Maker except in connection with a bona fide financing transaction; or

(e) Maker takes any action to commence winding up its affairs, liquidate its assets, dissolve or terminate its existence.

9. Waivers. Maker (i) waives, to the fullest extent permitted by law, presentment, demand, notice of demand, protest, notice of protest, notice of acceleration of maturity, notice of intent to accelerate, notice of nonpayment, notice of dishonor and all other notices; (ii) agrees and consents to delays, extensions, renewals, modifications or partial payments hereon, to any release of a party liable hereon or of any collateral herefor, in whole or in part, and to taking or refraining to take any action with respect to this Note, before or after maturity, without notice to or consent from said parties, and without discharging any party liable hereunder; and (iii) agrees that no action, failure to act or failure to exercise any right or remedy on the part of Payee shall in any way affect or impair the obligations of Maker or be construed as a waiver by Payee of, or otherwise affect, any of Payee’s or its successors’ or assigns’ rights under this Note.

10. Rights and Remedies. All rights and remedies of Payee herein shall be cumulative and may be pursued singly, successively or together, at the option of Payee. Except as set forth in Section 3, the acceptance by Payee of any partial payment shall not constitute a waiver of any default or of any of Payee’s rights under this Note.

11. Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be given in accordance with the notice provisions of the Equity Purchase Agreement.

12. Headings. The headings in this Note are for reference only and shall not affect the interpretation of this Note.

13. Severability. Whenever possible, each provision of this Note will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Note is held to be invalid, illegal, or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other provision or any other jurisdiction, but this Note will be reformed, construed, and enforced in such jurisdiction as if such invalid, illegal, or unenforceable provision had never been contained herein.

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14. Successors and Assigns. This Note and the rights, interests, and obligations hereunder shall be binding upon and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors and permitted assigns. As used herein the terms “Maker” and “Payee” shall be deemed to include their respective heirs, successors, legal representatives and assigns, whether by voluntary action of the parties or by operation of law. Notwithstanding anything herein to the contrary, neither Payee nor any subsequent holder of this Note may sell, assign or transfer this Note or any of its rights hereunder, without the prior consent of Maker, which consent shall not, subject to compliance by Payee with all applicable securities laws, be unreasonably denied, conditioned or delayed by Maker. Any attempted assignment or transfer in violation of the foregoing shall be null and void and of no force or effect.

15. Amendment and Modification. No amendment, modification, or waiver of any provision of this Note, and no consent by Payee to any departure therefrom by Maker, shall be effective unless such modification or waiver shall be in writing and signed by both Maker and Payee. Any such waiver by Payee shall apply only with respect to the specific instance involved and shall in no way impair the rights of Payee or the obligations of Maker to Payee in any other respect at any other time.

16. Attorney’s Fees. In the event suit is brought by one party against the other relating to any matter contained in this Note, the prevailing party in such suit shall be entitled to recover court costs and reasonable attorney’s fees.

17. Usury Savings Clause. It is the intention of the parties hereto to conform strictly to applicable usury laws as in effect from time to time during the term of this Note. Accordingly, it is agreed that, notwithstanding any provision of this Note to the contrary, if any transaction or transactions contemplated hereby would be usurious under applicable law (including the laws of the United States of America, or of any other jurisdiction whose laws may be mandatorily applicable), then, in that event, notwithstanding anything to the contrary in this Note, or any agreement entered into in connection with this Note, it is agreed as follows: (i) the provisions of this paragraph shall govern and control, (ii) the aggregate of all interest under applicable law that is contracted for, charged or received under this Note shall under no circumstances exceed the maximum amount of interest allowed by applicable law, and any excess shall be promptly credited to Maker by Payee (or, if such consideration shall have been paid in full, such excess shall be promptly refunded to Maker by Payee), (iii) neither Maker nor any other person or entity now or hereafter liable in connection with this Note shall be obligated to pay the amount of such interest to the extent that it is in excess of the maximum interest permitted by the applicable usury laws, and (iv) the effective rate of interest shall be ipso facto reduced to the Highest Lawful Rate (as hereinafter defined). All sums paid, or agreed to be paid, to Payee for the use, forbearance and detention of the indebtedness of Maker to Payee shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of the indebtedness described in this Note, until payment in full so that the actual rate of interest does not exceed the Highest Lawful Rate in effect at any particular time during the full term thereof. The maximum lawful interest rate, if any, referred to in this paragraph that may accrue pursuant to this Note is referred to herein as the “Highest Lawful Rate”.

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18. Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Note shall be governed by and construed in accordance with the internal Laws of the State of New York without giving effect to any choice or conflict of law provision, theory, principles or rule (whether of the State of New York or any other jurisdiction).

(b) ANY ACTION ARISING OUT OF OR BASED UPON THIS NOTE MAY BE INSTITUTED IN THE STATE OR FEDERAL COURTS IN AND FOR THE BOROUGH OF MANHATTAN, NEW YORK AND THE SOUTHERN DISTRICT OF NEW YORK,. AS APPLICABLE, AND MAKER IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH ACTION. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO MAKER’S ADDRESS SET FORTH IN THE EQUITY PURCHASE AGREEMENT SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY ACTION BROUGHT IN ANY SUCH COURT AND MAKER WAIVES ALL DEFENSES OR OBJECTION TO VENUE OF THE FEDERAL OR STATE COURTS IN AND FOR THE BOROUGH OF MANHATTAN, NEW YORK, AND THE SOUTHERN DISTRICT OF NEW YORK, AS APPLICABLE, OF ANY ACTION IN SUCH COURTS AND IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) MAKER AND PAYEE ACKNOWLEDGE AND AGREE THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS NOTE IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, MAKER AND PAYEE IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF OR RELATING TO THIS NOTE. MAKER AND PAYEE CERTIFY AND ACKNOWLEDGE THAT (i) NO REPRESENTATIVE OF THE OTHER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF ANY ACTION, (ii) MAKER AND PAYEE HAVE CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) MAKER AND PAYEE MAKE THIS WAIVER VOLUNTARILY, AND (iv) MAKER AND PAYEE HAVE BEEN INDUCED TO MAKE AND ACCEPT THIS NOTE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH IN THIS SECTION 18(c).

[Balance of Page Intentionally Blank. Signature Page Follows.]

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IN WITNESS WHEREOF, this Note is executed as of the date first set forth above.

MAKER:

T3 COMMUNICATIONS, INC.

By:
Printed Name:
Title:

Signature Page to Unsecured Adjustable Promissory Note